Exhibit 99.2

Red Violet, Inc. (NASDAQ: RDVT)

First Quarter 2020 Earnings Results Conference Call – May 11, 2020

Company Participants:

Camilo Ramirez, Director of Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator:

Good day ladies and gentlemen, and welcome to red violet’s first quarter 2020 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require operator assistance, please press star then zero on your touch tone telephone.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Director of Finance and Investor Relations. Please go ahead.

Camilo Ramirez:

Good afternoon and welcome.  Thank you for joining us today to discuss our first quarter 2020 financial results.  With me today is Derek Dubner, our Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer.  Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call.  For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin and adjusted EBITDA.  Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measure are provided in the first quarter earnings press release issued earlier today.  In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chief Executive Officer, Derek Dubner.

Derek Dubner

Thank you, and good afternoon to those joining us today to discuss our first quarter 2020 results.  We are pleased to report a ninth consecutive record quarter, achieving record revenue of $9.3 million, a 62% increase over first quarter 2019.  Our base revenue from existing customers grew $3.0 million, or 84%, and our growth revenue from existing customers grew $0.4 million, or 46%.  Adjusted gross profit increased 96% to $6.0 million and our adjusted gross margin increased to 65% from 53%.  Adjusted EBITDA was $1.7 million for the quarter, compared to a negative $0.4 million in the first quarter of 2019.  During the quarter, we added over 260 new customers to idiCORE and over 5,900 users to FOREWARN.  We are very pleased with our performance this quarter given the headwinds we experienced in the back half of March due to the impacts of the coronavirus pandemic.

The U.S., like other countries around the world, is being challenged by an unprecedented crisis in this pandemic that affects the health and economic well-being of our people. It is imperative that we first express our sympathy to all of those affected and special appreciation to the front-line healthcare and other essential workers who tirelessly and selflessly work to ensure our safety, health and well-being. The incidence of Covid-19 in the United States has had a devastating impact on many businesses. Many industries ground to a halt amid a wave of stay-at-home orders by federal, state and local authorities in the second half of March. In advance of these mandates, and in order to ensure the health and well-being of our employees, customers, vendors, and shareholders, we implemented teleworking from home across the organization and halted all company travel. Due to our cloud-native infrastructure and thorough contingency planning, our transition to teleworking was seamless.  I am very proud of our team and I thank them for their planning and brilliant execution.  Our highest priority today is the continued safety and well-being of our employees. Each and every team member has contributed to our collective success throughout our history. This team has brought us here, and it is this team that will carry us through this time of adversity and beyond. We made a commitment internally early on in this crisis that we would do all that we can to ensure not only the safety, but also the financial well-being of our employees and their families. In line with this commitment, to date we have not furloughed, laid off, or reduced the compensation or benefits of any employee as a result of this crisis. I am honored to “work alongside” each and every red violet team member.

I’d like to speak a bit about our customers and the impact that we observed of this very unique circumstance.  Our customers were impacted in several ways.  The abrupt government-mandated, stay-at-home orders negatively affected those customers lacking the infrastructure and/or planning to navigate this transition. In our collections vertical, we heard from some customers who paused or diminished activity in March due to concerns about the perception of predatory behavior during a time of crisis and due to temporary state and local government moratoria on certain collection efforts such as foreclosures, evictions and wage garnishments. As to our idiVERIFIED product, which is an ancillary employment verification service that we offer to complement our suite of collections offerings, we saw diminished volumes in the last two weeks of March due to the inability to contact the appropriate human resources personnel to verify debtors’ employment status. Within our real estate vertical, and specifically within real estate marketing, we saw several customers affected as they postponed some of their marketing efforts in anticipation of an expected decline in housing activity during this period. We are working closely with affected customers to assist them through this interim period, fostering our relationships in anticipation of a gradual return to normalcy.

We are well-positioned to endure this exogenous event as we have a solid business model that serves a diverse set of industries with solutions that are essential for a wide variety of transactions, all built upon a stable base of recurring revenue. Revenue attributable to customer contracts was 69% in the first quarter, our highest quarter ever. We fully expect any impact to customer demand to be transitory given the causes are identifiable and history guides that this demand should return upon a reversion to normalcy. In fact, we believe that demand from affected customers will not only revert back to pre-crisis levels in time, but given our positioning, the nature of these industries and our experience serving them, we expect to see additional pent-up demand for our products and solutions.

Our business model is durable and proven.  The model, which has evolved over the years from prior businesses that the red violet team has built and sold to global information management companies, has a demonstrable track record of success weathering economically challenging times. This model has endured the bursting of the dot-com bubble, the 9/11 terrorist attacks, and the financial meltdown of 2008. What we know from times of financial instability is that certain themes re-emerge. Economic crises increase the incidence of fraudulent activity and with heightened risk of fraud, industries of all types must increase their reliance on effective identity verification and fraud detection solutions. As well, the average consumer financial profile deteriorates during these difficult periods, resulting in delinquencies, charge-offs, foreclosures, judgments and wage garnishments, increasing demand for solutions such as ours by collections, legal, process server, and asset recovery customers. Unemployment increases and often results in the redeployment of employees from affected to unaffected industries (as we are seeing today by the increase in hiring by Amazon, Wal-Mart, CVS and others), resulting in stable demand for background screening solutions.  With the recent actions by the Federal Reserve to mitigate the economic impacts of the pandemic, and the expectation of low interest rates well into the future, housing activity should resume with those able and on the sidelines looking to purchase and distressed owners looking to sell to alleviate economic pressure. These themes present strong tailwinds to our business model moving forward as our various products and solutions solve for the issues at hand.

We also know that financial crises expose weaknesses in business models. A business may be highly leveraged, or demand for products or services is dependent upon strong consumer confidence, or low margins necessitate high transaction volumes. Our business shares none of these characteristics. Until the recent loan under the CARES Act that Dan will discuss, our company has been debt-free, we benefit from transactions driven by both consumer strength and weakness, and our fixed-cost model delivers operational leverage and strong margins.  As we have amassed a trove of data assets internally, we have no supply chain issues.  We have a strong balance sheet and are taking prudent measures to contain costs during this period of economic uncertainty. Our business was as strong as ever heading into this period and we are confident in our ability to not only navigate this period, but to emerge in strong fashion.

As we have said many times, we are customer-centric at our core.  We listen to our customers’ needs. Today, that is more important than ever. While businesses need to solve for the complex issues that they face, in times like these, they are more price sensitive, looking to offset the negative impacts to their business.  As I have discussed in the past, our next-generation, cloud-native platform and infrastructure enables us to deliver solutions to our customers with ease of access and little implementation cost, while delivering greater speed, accuracy, and scalability. Stated simply, this construct enables us to deliver a more targeted solution to our customers at a better price than the competition. We view this time as a tremendous opportunity to maintain durable relationships with existing customers and to strategically capture market share from our competition during this transitional period.  In fact, we continue to add new customers throughout this period.

Notwithstanding the headwinds that this event presented, we are committed to the continued expansion of our business.  We are early in our evolution as a company and we are working relentlessly to accomplish our stated objectives – entry into new industries, further penetration into existing markets, and the introduction of new products and solutions.  I am extremely proud of the performance of our team and the business overall during this time and am looking forward to accelerated growth as the economy regains its footing.  With that, I turn it over to Dan to discuss the financials.

Dan MacLachlan

Thank you, Derek, and good afternoon.  To reiterate Derek’s sentiments during these unprecedented times, I want to extend my best wishes to all our employees, customers, shareholders, vendors and partners.  I hope you and your families are and remain safe and healthy.  We had a great quarter, despite the Covid-19 headwinds we faced in the second half of March.  Across the entire organization, our teams have been focused, disciplined and incredibly productive during this work-from-home period.  We’re extremely proud of how quickly our team adapted and how resilient the overall business has been during this challenging time.  We have a strong balance sheet and are extremely confident in our ability to navigate this period, positioning the business for accelerated growth as the economy starts to open back up.  Today, I’ll start with a review of the quarter and then spend some time at the end discussing our business positioning relative to Covid-19.

Starting with our consolidated results, for clarity, all the comparisons I will discuss today will be against the first quarter of 2019, unless noted otherwise.

Revenue increased 62% to $9.3 million led by strong growth from existing customer expansion.  Our base revenue from existing customers grew $3.0 million, or 84%, and our growth revenue from existing customers grew $0.4 million, or 46%.  Adjusted gross profit increased 96% to $6.0 million and our adjusted gross margin increased to 65% from 53%.  Adjusted EBITDA was $1.7 million, compared to a negative $0.4 million in the first quarter of 2019.

Continuing to the details of our P&L, as mentioned, revenue was $9.3 million for the first quarter.  During the quarter, we added over 260 new customers to idiCORE and over 5,900 users to FOREWARN, which given the uncertainty playing out in the economy during this time was extremely encouraging.  We continue to see the adoption of our solutions by larger customers and although we experienced reduced transactional volume in the second half of March, our contractual revenue increased to 69%, the highest it has been in our history.

Moving down the P&L, our cost of revenue was $3.3 million compared to $2.7 million for the first quarter 2019.  This $0.6 million increase was a result of increases in data licensing and infrastructure costs.  Adjusted gross profit increased 96% to $6.0 million, producing an adjusted gross margin of 65%, a 12 percentage point increase over first quarter 2019.

Sales and marketing expenses increased $0.7 million to $2.2 million for the quarter.  The increase was due primarily to increased headcount and sales commissions related to revenue growth.  The $2.2 million of sales and marketing expense for the quarter consisted primarily of $1.1 million in employee salaries and benefits and $0.5 million in sales commissions.

General and administrative expenses were $4.4 million for the quarter, consisting primarily of $2.1 million of non-cash share-based compensation, $1.2 million of employee salaries and benefits and $0.6 million in accounting, IT and other professional fees.  Compared to the first quarter 2019, general and administrative expenses increased $2.0 million, attributed primarily to a $1.9 million increase in non-cash share-based compensation.

Depreciation and amortization was $0.9 million for the quarter, compared to $0.6 million in the first quarter 2019.  This increase was primarily the result of the amortization of internally developed software.

Net loss was $1.5 million for the quarter, compared to $1.4 million for the first quarter 2019.  The slight increase in net loss was primarily the result of an increase in non-cash share-based compensation expense of $1.9 million and a $0.6 million increase in sales and marketing expenses, partially offset by the increase in gross profit.

We reported a loss of 13 cents per share for the quarter based on a weighted average share count of 11.6 million shares.

Moving on to the balance sheet. Cash and cash equivalents were $11.5 million at March 31, 2020, compared to $11.8 million at December 31, 2019.  Current assets were $15.6 million compared to $16.0 million and current liabilities were $3.8 million compared to $4.3 million.

We generated $1.2 million in cash from operating activities for the three months ended March 31, 2020, compared to using $1.2 million in cash for operating activities for the same period in 2019.

Internally, we track our operational cash earn versus burn on a monthly basis by calculating adjusted EBITDA and subtracting the cash we use for the development of internal use software and other capital expenses, both found on our statement of cash flows.  Based on this earn/burn analysis, we earned $0.2 million in cash for the first quarter 2020, compared to burning $1.8 million for the first quarter 2019.

Cash used in investing activities was $1.6 million for the three months ended March 31, 2020, mainly the result of $1.5 million used for software developed for internal use.

As you can see from the results of the first quarter, we had a great quarter despite the Covid-19 headwinds we faced in March.  Heading into this event, we were as strong as we have ever been. We’ve implemented cost containment strategies across all areas of the organization, including continued curtailment of company travel and partnering with suppliers, landlords and vendors for price concessions and payment deferrals during this interim period.  We have leveraged certain relief under the CARES Act, including the deferral of the employer portion of FICA taxes, with 50% of that deferred balance due December 31, 2021 and the remainder due December 31, 2022.  In addition, on April 3, 2020, due to the economic uncertainty of the pandemic and its impact on our business, we applied for a loan under the CARES Act.  On May 5, 2020, we received a loan in the amount of $2.2 million under the CARES Act.  This loan may be forgiven partially or fully if the proceeds are used as we plan -- for covered payroll costs, rent and utility costs incurred during the eight-week period that commenced on the date of funding.  As Derek stated earlier, we have not furloughed, laid off or reduced the compensation or benefits of any of our employees as a result of Covid-19, and we do not intend to.  With $11.5 million in cash heading into the second quarter, the additional $2.2 million of capital accessed in May under the CARES Act, and prudent cost containment strategies implemented throughout the organization, we are extremely confident in our ability to navigate this period.  As states start to lift stay-at-home orders and economic pressure begins to subside, our team and this business is well-positioned for accelerated growth.

With that, our operator will now open the line for Q&A.

Operator

Everyone, if you would like to ask a question, you will need to press star one on your telephone keypad.  Again, that is star one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Please stand by while we compile the Q and A roster.

As a reminder to ask a question, you will need to press star one on your telephone keypad.

There are no questions at this time.

Speakers, you may continue.

Derek Dubner

Great, thank you very much.  Just a thank you to all for attending our call today. I hope you can feel the sentiment in the room and yes, we are in the room, and we are taking precautions.  Dan and myself, and Camilo.  We are very, very proud of the performance of our business.  We have always had extraordinary confidence in this model.  This model is proving itself out, once again, as is the execution by this team.  Very thrilled, again I want to thank the red violet team members for a fantastic quarter, for fighting the headwinds that all businesses face and we look forward to updating you again at our next quarterly conference call. Thank you, be safe and have a good day.

Operator

This concludes today’s conference call.  Thank you all for participating.